FOR IMMEDIATE RELEASE
Contact:    Clarissa Willett (investors) – 336-436-5076
    Investor@LabCorp.com

    Don Von Hagen (media) – 336-436-8263
    Media@LabCorp.com

LABCORP ANNOUNCES 2020 THIRD QUARTER RESULTS

•Q3 revenue of $3.9 billion, up from $2.9 billion last year
•Q3 diluted EPS of $7.17, up from $2.25 last year; Q3 adjusted EPS of $8.41, up from $2.90 last year
•Q3 free cash flow of $709 million, up from $363 million last year
•Due to improved current and expected future performance, LabCorp will return all money received from the CARES Act Provider Relief Funds
•Achieved significant innovative advancements and Emergency Use Authorizations for PCR COVID-19 testing including combined flu and COVID-19 tests, matrixed pooling, and heat extraction
•LabCorp reinstates its share repurchase program

BURLINGTON, N.C., Oct. 27, 2020 – LabCorp (or the Company) (NYSE: LH) today announced results for the third quarter ended September 30, 2020.

“LabCorp remains committed to fighting the pandemic through innovations in testing and clinical trials aimed at discovering treatments and vaccines. This combined with the dedication from our employees, advances our goal of improving health and improving lives. We delivered strong results in the quarter, with growth across both our Diagnostics and Drug Development businesses,” said Adam H. Schechter, chairman and CEO, LabCorp. “Our base business continued to improve as people returned to routine medical care and treatments, and clinical trial studies resumed. I want to thank our more than 70,000 employees around the world for all of their hard work and dedication.”

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Consolidated Results

Third Quarter Results
Revenue for the quarter was $3.90 billion, an increase of 33.0% over $2.93 billion in the third quarter of 2019. The increase in revenue was due to organic growth of 31.5%, acquisitions of 1.0%, and favorable foreign currency translation of 0.5%. The 31.5% increase in organic revenue includes the 32.6% contribution from COVID-19 Testing, partially offset by the (1.1%) reduction in the Company's organic Base Business due to the pandemic. "Base Business" includes the Company's business operations except for PCR and antibody COVID-19 testing ("COVID-19 Testing"). The decline in organic Base Business also includes the lower Medicare and Medicaid pricing as a result of PAMA of (0.7%).

Operating income for the quarter was $1,047.1 million, or 26.9% of revenue, compared to $339.9 million, or 11.6%, in the third quarter of 2019. The increase in operating income and margin was primarily due to COVID-19 Testing and LaunchPad savings, partially offset by the reduction in the Base Business (including ($20.0) million from PAMA) as well as higher personnel costs (primarily driven by merit increases). The Company recorded amortization, restructuring charges, and special items, which together totaled $108.7 million in the quarter, compared to $90.6 million during the same period in 2019. Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $1,155.8 million, or 29.7% of revenue, compared to $430.5 million, or 14.7%, in the third quarter of 2019.

Net earnings for the quarter were $703.4 million, compared to $220.7 million in the third quarter of 2019. Diluted EPS were $7.17 in the quarter, up from $2.25 during the same period in 2019. Net earnings in the quarter were impacted by the reversal of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) Provider Relief Funds that the Company received in the second quarter of 2020, which reduced net earnings and diluted EPS by ($40.7) million and ($0.42) per share, respectively. Adjusted EPS (excluding amortization, restructuring charges, and special items) were $8.41 in the quarter, up from $2.90 in the third quarter of 2019.

Operating cash flow for the quarter was $786.2 million, compared to $455.6 million in the third quarter of 2019. The increase in operating cash flow was due to higher cash earnings, partially offset by higher working capital. For the third quarter of 2020, operating cash flow benefited from income and payroll tax deferrals, but was negatively impacted by the increase in COVID-19 Testing related supplies and accounts receivable. In addition, operating cash flow for the third quarter of 2020 included the $76.2 million in CARES Act Provider Relief Funds, which the Company will be returning. Capital expenditures totaled $77.2 million, down from $92.6 million a year ago, and included the additional expenditures associated with the increase in COVID-19 Testing capacity. As a result, free cash flow (operating cash flow less capital expenditures) was $709.0 million, up from $363.0 million in the third quarter of 2019.

At the end of the quarter, the Company’s cash balance and total debt were $667.2 million and $5.8 billion, respectively. During the quarter, the Company invested $203.8 million on acquisitions and paid down $412.2 million of debt.

Year-To-Date Results
Revenue was $9.49 billion, an increase of 10.3% over $8.60 billion in the first nine months of 2019. The increase in revenue was due to organic growth of 8.3%, acquisitions of 2.1%, and favorable foreign currency translation of 0.1%, partially offset by the disposition of a business of (0.2%). The 8.3% increase in organic revenue includes the 16.4% contribution from COVID-19 Testing, partially offset by the (8.1%) reduction in the Company's organic Base Business due to the pandemic. The decline in organic Base Business includes the negative impact from PAMA of (0.6%).

Operating income was $1.15 billion, or 12.1% of revenue, compared to $0.99 billion, or 11.6%, in the first nine months of 2019. The increase in operating income and margin was primarily due to COVID-19 Testing and LaunchPad savings, partially offset by the negative impact from the pandemic (including the impairments to goodwill and other assets), higher personnel costs (primarily driven by merit increases as well as one additional payroll day), and ($53.8) million from PAMA. The Company recorded amortization, restructuring charges, special items, and impairments, which together totaled $750.2 million in the first nine months of 2020, compared to $295.0 million during the same period in 2019. This increase includes the $437.4 million of COVID-19 related impairments on goodwill and other assets that the Company recorded in the first quarter of 2020. In addition, the Company recorded $42.7 million of other COVID-19 related costs. Adjusted operating income (excluding amortization, restructuring charges, special items, and impairments) for the first nine months of 2020 was $1.90 billion, or 20.0% of revenue, compared to $1.29 billion, or 15.0%, in the first nine months of 2019. The $613.6 million increase in adjusted operating income and 500 basis point increase in adjusted operating margin were primarily due to the increase in COVID-19 Testing and LaunchPad savings, partially offset by the reduction in the Base Business (due to the pandemic) and higher personnel costs.

Net earnings in the first nine months of 2020 were $617.8 million, or $6.31 per diluted share, compared to $596.7 million, or $6.04 per diluted share, in the same period in 2019. Adjusted EPS (excluding amortization, restructuring charges, special items, and impairments) were $13.36, an increase of 57.9% over $8.46 in the first nine months of 2019.

Operating cash flow was $1,360.7 million, compared to $874.9 million in the first nine months of 2019. The increase in operating cash flow was due to higher cash earnings, partially offset by higher working capital. For the first nine months of 2020, operating cash flow benefited from income and payroll tax deferrals, but was negatively impacted by the increase in COVID-19 Testing related supplies and accounts receivable. In addition, operating cash flow for the first nine months of 2020 included the $132.1 million in CARES Act Provider Relief Funds, which the Company will be returning. Capital expenditures totaled $282.3 million, compared to $272.0 million during the same period in 2019. This increase was driven by $29.1 million of additional expenditures associated with the increase in COVID-19 Testing capacity. As a result, free cash flow (operating cash flow less capital expenditures) was $1,078.4 million, up from $602.9 million in the first nine months of 2019.

Third Quarter Segment Results

The following segment results exclude amortization, restructuring charges, special items, and unallocated corporate expenses.

LabCorp Diagnostics
Revenue for the quarter was $2.70 billion, an increase of 53.7% over $1.76 billion in the third quarter of 2019. The increase in revenue was due to organic growth of 52.3% and acquisitions of 1.4%. The 52.3% increase in organic revenue was due to a 54.2% contribution from COVID-19 Testing, partially offset by a (1.9%) decline of the organic Base Business, which includes the negative impact from PAMA of (1.1%).

Total volume (measured by requisitions) increased by 21.8% as organic volume increased by 20.0% and acquisition volume contributed 1.8%. The organic volume growth includes increased demand for COVID-19 Testing of 28.8%, partially offset by a (8.9%) reduction in the Base Business due to the pandemic. Price / mix increased by 31.9% primarily due to COVID-19 Testing of 25.4% and organic Base Business of 7.0%, which includes the negative impact from PAMA of (1.1%).

Adjusted operating income for the quarter was $1,003.9 million, or 37.1% of revenue, compared to $296.3 million, or 16.8%, in the third quarter of 2019. The $707.6 million increase in adjusted operating income and 2,030 basis point increase in adjusted operating margin were primarily due to the increase in

COVID-19 Testing and LaunchPad savings, partially offset by the negative impact from PAMA of ($20.0) million. The Company remains on track to deliver approximately $200 million of net savings from its three-year Diagnostics LaunchPad initiative by the end of 2021.

Covance Drug Development
Revenue for the quarter was $1.24 billion, an increase of 5.7% over $1.18 billion in the third quarter of 2019. The increase in revenue was due to organic growth of 3.8%, acquisitions of 0.5%, and favorable foreign currency translation of 1.4%. The increase in organic revenue was due to COVID-19 Testing through its Central Laboratories business. Excluding COVID-19 Testing, organic revenue was flat compared to the third quarter of 2019. The drug development business continues to recover; however, the pandemic continues to cause delays in clinical trial progression and reductions in investigator site access, as well as interruptions to the supply chain impacting the laboratory-specific parts of its business.

Adjusted operating income for the quarter was $209.7 million, or 16.9% of revenue, compared to $175.0 million, or 14.9%, in the third quarter of 2019. The $34.7 million increase in adjusted operating income and 200 basis point increase in adjusted operating margin were primarily due to COVID-19 Testing and LaunchPad savings, partially offset by higher personnel costs. The Company remains on track to deliver approximately $150 million of net savings from its three-year Drug Development LaunchPad initiative by the end of 2020.

Net orders and net book-to-bill during the trailing twelve months were $6.13 billion and 1.31, respectively. Backlog at the end of the quarter was $12.46 billion compared to $11.79 billion last quarter, and the Company expects approximately $4.2 billion of its backlog to convert into revenue in the next twelve months.

Outlook for 2020

Given the continued unpredictability pertaining to the COVID-19 pandemic, there are a wide-range of potential financial outcomes. As a result, the Company continues to not provide 2020 guidance.

Use of Adjusted Measures
The Company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including adjusted net income, adjusted EPS (or adjusted net income per share), adjusted operating income, adjusted operating margin, free cash flow, and certain segment information. The Company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the Company’s operational performance. The Company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the Company’s financial results with the financial results of other companies. However, the Company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures are included in the tables accompanying this press release.

The Company today is providing an investor relations presentation with additional information on its business and operations, which is available in the investor relations section of the Company's website at http://www.LabCorp.com. Analysts and investors are directed to the website to review this supplemental information.

A conference call discussing LabCorp's quarterly results will be held today at 9:00 a.m. EDT and is available by dialing 877-898-8036 (720-634-2811 for international callers). The conference ID is 4089862. A telephone replay of the call will be available through November 10, 2020, and can be heard by dialing 855-859-2056 (404-537-3406 for international callers). The conference ID for the replay is 4089862. A real-time webcast of LabCorp’s quarterly conference call on October 27, 2020, will be available at LabCorp Investor Relations website beginning at 9:00 a.m. EDT. This webcast will be archived and accessible through October 13, 2021.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostics solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported revenue of more than $11.5 billion in 2019. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about LabCorp’s drug development business, Covance, visit www.Covance.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements with respect to expectations for 2020 and the related assumptions, the impact of various factors on operating and financial results, including the projected impact of the COVID-19 pandemic on the Company’s businesses, operating results, cash flows and/or financial condition, statements relating to our responses to and the expected future impacts of the COVID-19 pandemic, on our business more generally as well as on general economic, business, and market conditions, future business strategies, expected savings and synergies (including from the LaunchPad initiative and from acquisitions), and the opportunities for future growth.

Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the Company’s control, including without limitation, the impact of the COVID-19 pandemic and its impact on our business and financial condition and on general economic, business, and market conditions, our ability (or inability) to execute on our plans to respond to the COVID-19 pandemic, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, federal, state, and local government responses to the COVID-19 pandemic, the effect of public opinion on the Company’s reputation, adverse results in material litigation matters, the impact of changes in tax laws and regulations, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, adverse weather conditions, the number of revenue days in a financial period, employee relations, personnel costs, and the effect of exchange rate fluctuations. These factors, in some cases, have affected and in the future (together with other factors) could affect the Company’s ability to implement the Company’s business strategy and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s most recent Annual

Report on Form 10-K, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
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LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues	$3,896.1	$2,928.5	$9,488.7	$8,601.4

Cost of revenues	2,336.7	2,111.2	6,440.8	6,169.6

Gross profit	1,559.4	817.3	3,047.9	2,431.8

Selling, general and administrative expenses	419.5	401.5	1,211.3	1,210.6
Amortization of intangibles and other assets	62.2	61.7	184.6	179.0
Goodwill and other asset impairments	23.5	—	460.9	—
Restructuring and other charges	7.1	14.2	38.9	48.4

Operating income	1,047.1	339.9	1,152.2	993.8

Other income (expense):
Interest expense	(51.4)	(60.5)	(159.1)	(176.3)
Equity method income (loss), net	3.0	2.4	(1.8)	7.9
Investment income	2.6	2.9	7.7	4.8
Other, net	(54.2)	2.7	(22.6)	(18.2)

Earnings before income taxes	947.1	287.4	976.4	812.0

Provision for income taxes	243.4	66.4	358.0	214.4

Net earnings	703.7	221.0	618.4	597.6
Less: Net earnings attributable to the noncontrolling interest	(0.3)	(0.3)	(0.6)	(0.9)

Net earnings attributable to Laboratory Corporation of America Holdings	$703.4	$220.7	$617.8	$596.7

Basic earnings per common share	$7.22	$2.26	$6.35	$6.08

Diluted earnings per common share	$7.17	$2.25	$6.31	$6.04

Weighted average basic shares outstanding	97.4	97.6	97.3	98.1

Weighted average diluted shares outstanding	98.1	98.3	97.9	98.8

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	September 30, 2020	December 31, 2019
ASSETS

Current assets:
Cash and cash equivalents	$667.2	$337.5
Accounts receivable, net of allowance for doubtful accounts of $26.6 and $19.0 as of September 30, 2020, and December 31, 2019, respectively	2,095.2	1,543.9
Unbilled services	603.5	481.4
Supplies inventory	392.5	244.7
Prepaid expenses and other	327.2	373.7
Total current assets	4,085.6	2,981.2

Property, plant and equipment, net	2,608.6	2,636.6
Goodwill, net	7,613.8	7,865.0
Intangible assets, net	3,920.5	4,034.5
Joint venture partnerships and equity method investments	70.7	84.9
Deferred income taxes	3.4	8.8
Other assets, net	437.0	435.4
Total assets	$18,739.6	$18,046.4

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$639.5	$632.3
Accrued expenses and other	1,297.8	942.4
Unearned revenue	494.8	451.0
Short-term operating lease liabilities	193.8	206.5
Short-term finance lease liabilities	7.4	8.4
Short-term borrowings and current portion of long-term debt	376.6	415.2
Total current liabilities	3,009.9	2,655.8

Long-term debt, less current portion	5,417.3	5,789.8
Operating lease liabilities	602.4	596.6
Financing lease liabilities	86.3	91.1
Deferred income taxes and other tax liabilities	891.5	942.8
Other liabilities	473.2	383.2
Total liabilities	10,480.6	10,459.3

Commitments and contingent liabilities
Noncontrolling interest	19.9	20.1

Shareholders’ equity:
Common stock, 97.4 and 97.2 shares outstanding at September 30, 2020, and December 31, 2019, respectively	9.0	9.0
Additional paid-in capital	80.7	26.8
Retained earnings	8,464.0	7,903.6
Accumulated other comprehensive loss	(314.6)	(372.4)
Total shareholders’ equity	8,239.1	7,567.0
Total liabilities and shareholders’ equity	$18,739.6	$18,046.4

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$703.7	$221.0	$618.4	$597.6

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	152.3	144.3	440.8	421.4
Stock compensation	27.2	31.5	84.9	83.5
Operating lease right-of-use asset expense	46.8	50.1	150.7	144.1
Goodwill and other asset impairments	23.5	—	460.9	—
Deferred income taxes	(19.1)	8.1	(48.5)	23.3
Other	(0.2)	(8.8)	55.2	12.5
Change in assets and liabilities (net of effects of acquisitions and divestitures):
Increase in accounts receivable	(422.7)	(53.2)	(546.9)	(144.3)
(Increase) decrease in unbilled services	(58.9)	7.9	(117.8)	(59.5)
Increase in supplies inventory	(49.1)	(12.8)	(147.5)	(14.5)
(Increase) decrease in prepaid expenses and other	(7.0)	(10.3)	26.1	5.8
(Decrease) increase in accounts payable	106.2	80.8	17.3	(28.2)
(Decrease) increase in unearned revenue	15.2	4.0	44.1	(1.0)
(Decrease) increase in accrued expenses and other	268.3	(7.0)	323.0	(165.8)
Net cash provided by operating activities	786.2	455.6	1,360.7	874.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(77.2)	(92.6)	(282.3)	(272.0)
Proceeds from sale of assets	0.2	1.6	1.1	5.8
Proceeds from sale or distribution of investments	—	6.0	1.0	9.4
Proceeds from exit from swaps	3.1	—	3.1	—
Investments in equity affiliates	(7.5)	(5.5)	(29.3)	(21.3)
Acquisition of businesses, net of cash acquired	(203.8)	(149.2)	(208.8)	(852.9)
Net cash used for investing activities	(285.2)	(239.7)	(515.2)	(1,131.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from term loan	—	—	—	850.0
Payments on term loan	—	—	—	(250.0)
Proceeds from revolving credit facilities	—	48.5	151.7	473.0
Payments on revolving credit facilities	—	(83.5)	(151.7)	(473.0)
Payments on senior notes	(412.2)	—	(412.2)	—
Net share settlement tax payments from issuance of stock to employees	(0.5)	—	(32.0)	(40.4)
Net proceeds from issuance of stock to employees	21.8	25.1	50.6	59.0
Purchase of common stock	—	(100.0)	(100.0)	(400.0)
Other	(5.8)	(5.1)	(22.8)	(21.9)

Net cash provided by (used for) financing activities	(396.7)	(115.0)	(516.4)	196.7

Effect of exchange rate changes on cash and cash equivalents	5.9	(5.2)	0.6	(6.3)

Net increase (decrease) in cash and cash equivalents	110.2	95.7	329.7	(65.7)
Cash and cash equivalents at beginning of period	557.0	265.4	337.5	426.8

Cash and cash equivalents at end of period	$667.2	$361.1	$667.2	$361.1

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Pro Forma Segment Information
(Dollars in Millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
LabCorp Diagnostics
Revenues	$2,704.2	$1,759.2	$6,098.8	$5,242.1

Adjusted Operating Income	1,003.9	$296.3	1,566.9	$952.1
Adjusted Operating Margin	37.1%	16.8%	25.7%	18.2%

Covance Drug Development
Revenues	$1,241.9	$1,175.4	$3,479.4	$3,376.4

Adjusted Operating Income	$209.7	$175.0	$473.2	$454.7
Adjusted Operating Margin	16.9%	14.9%	13.6%	13.5%

Consolidated
Revenues	$3,896.1	$2,928.5	$9,488.7	$8,601.4

Adjusted Segment Operating Income	$1,213.6	$471.3	$2,040.1	$1,406.8
Unallocated corporate expense	(57.8)	$(40.8)	$(137.7)	$(118.0)
Consolidated Adjusted Operating Income	$1,155.8	$430.5	$1,902.4	$1,288.8
Adjusted Operating Margin	29.7%	14.7%	20.0%	15.0%

The consolidated revenue and adjusted segment operating income are presented net of intersegment transaction eliminations and other amounts not used in determining segment performance. Adjusted operating income and adjusted operating margin are non-GAAP measures. See the subsequent reconciliation of non-GAAP financial measures.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Adjusted Operating Income
Operating Income	$1,047.1	$339.9	$1,152.2	$993.8
Amortization of intangibles and other assets (a)	62.2	61.7	184.6	179.0
Restructuring and other charges (b)	7.1	14.2	38.9	48.4
Acquisition and disposition-related costs (c)	4.2	9.6	17.2	53.9
LaunchPad system implementation costs (d)	0.2	2.4	1.3	7.4
Executive transition expenses (e)	1.8	5.3	12.4	8.2
COVID-19 related costs (f)	8.7	—	42.7	—
Goodwill and other asset impairments (g)	23.5	—	460.9	—
Other	1.0	(2.6)	(7.8)	(1.9)
Adjusted operating income	$1,155.8	$430.5	$1,902.4	$1,288.8

Adjustments impacting revenues (h)	$—	$—	$17.0	$—

Adjusted operating margin	29.7%	14.7%	20.0%	15.0%

Adjusted Net Income
Net Income	$703.4	$220.7	$617.8	$596.7
Impact of adjustments to operating income	108.7	90.6	750.2	295.0
CARES Act Provider Relief Funds (i)	55.9	—	—	—
Losses and (gains) on venture fund investments, net (j)	—	(5.8)	25.4	(1.9)
Gain on exit of swap (k)	(1.6)	—	(1.6)	—
Loss on sale of business (l)	—	3.1	0.5	11.9
Income tax impact of adjustments (m)	(42.1)	(23.1)	(84.9)	(65.8)
Adjusted net income	$824.3	$285.5	$1,307.4	$835.9

Weighted average diluted shares outstanding	98.1	98.3	97.9	98.8

Adjusted net income per share	$8.41	$2.90	$13.36	$8.46

(a)	Amortization of intangible assets acquired as part of business acquisitions.
(b)	Restructuring and other charges represent amounts incurred in connection with the elimination of redundant positions within the organization in connection with our LaunchPad initiatives and acquisitions or dispositions of businesses by the Company.
(c)	Acquisition and disposition-related costs include due-diligence legal and advisory fees, retention bonuses and other integration and disposition related activities.
(d)	LaunchPad system implementation costs include non-capitalized costs associated with the implementation of a system as part of the LaunchPad business process improvement initiative.
(e)	Represents executive transition expenses related to various management reorganizations.
(f)	Costs related to incremental operating expenses and receivables reserves incurred as a result of the COVID-19 pandemic.
(g)	During the first quarter of 2020, the Company determined that certain goodwill and long-lived assets were impaired. These charges were triggered by the current economic conditions as a result of the COVID-19 pandemic. During the third quarter of 2020, the Company determined that certain long-lived assets related to an acquisition were impaired due to the termination of a customer contract.
(h)	The Company estimates that, as a result of increases in unemployment and the potential financial difficulties of medical practices from the impact of the COVID-19 pandemic, receivable reserves needed to be increased in the LabCorp Diagnostics segment.
(i)
During the second quarter of 2020, the Company recorded $55.9 in funding from the Public Health and Social Services Emergency Fund (Relief Fund) for provider relief that was appropriated by Congress to the Department of Health and Human Services (HHS) in the Coronavirus Aid, Relief, and Economic Security Act. During the third quarter of 2020, the Company determined that it would return the cash received from the Relief Fund of $55.9 in the second quarter of 2020 and the $76.2 received in the third quarter of 2020 based on the improved financial results. The Company reversed the $55.9 from net income during the third quarter of 2020 and never recorded the $76.2 in net income.

(j)	The Company makes venture fund investments in companies or investment funds developing promising technology related to its operations. The Company recorded net gains and losses related to several distributions from venture funds, increases in the market value of investments, and impairments of other investments due to the underlying performance of the investments.
(k)	During the third quarter of 2020, the Company exited its interest rate swaps associated with the senior notes that were redeemed.
(l)	Represents the loss on sale of the CRP business as part of the Envigo transaction during the second quarter of 2019.
(m)	Income tax impact of adjustments calculated based on the tax rate applicable to each item.
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